As filed with the Securities and Exchange Commission on January 21, 2025.

Registration Statement No. 333-266804

Registration Statement No. 333-268730

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-3 Registration Statement No. 333-266804

Form S-3 Registration Statement No. 333-268730

UNDER
THE SECURITIES ACT OF 1933

Acutus Medical, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-1306615
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2210 Faraday Ave., Suite 100

Carlsbad, CA 92008
(442) 232-6080

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Takeo Mukai

Chief Executive Officer & Chief Financial Officer

Acutus Medical, Inc.

2210 Faraday Ave., Suite 100

Carlsbad, CA 92008

(442) 232-6080

(Name, address and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Alan F. Denenberg

Jason Bassetti
Davis Polk & Wardwell LLP
900 Middlefield Road Suite 200
Redwood City, CA 94063
(650) 752-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

Acutus Medical, Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (each, a “Registration Statement,” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement on Form S-3 (No. 333-266804), filed with the SEC on August 11, 2022 and declared effective on August 19, 2022, registering up to 16,537,961 shares of Common Stock, which consists of (i) an aggregate of 5,296,772 shares of Common Stock acquired by the selling stockholders identified therein from the Company in private placements or in transactions registered with the SEC, in privately negotiated secondary transactions or in open market transactions; (ii) an aggregate of 346,689 shares of Common Stock underlying warrants that the Company issued to the selling stockholders identified therein in a private placement at an exercise price of $0.10 per share under the terms of the warrant dated as of June 7, 2018; (iii) an aggregate of 419,991 shares of Common Stock underlying warrants that the Company issued to the selling stockholders identified therein in a private placement at an exercise price of $16.67 per share under the terms of the warrant dated as of May 20, 2019; (iv) an aggregate of 6,665,841 shares of Common Stock issuable upon conversion of the Company’s Series A Common Stock Equivalent Convertible Preferred Stock, par value $0.001, that the Company issued to the selling stockholders identified therein pursuant to certain exchange agreements entered into on August 23, 2021; (v) an aggregate of 3,779,018 shares of Common Stock underlying warrants that the Company issued to certain of the selling stockholders identified therein in a private placement at an exercise price of $1.11 per share pursuant to a warrant purchase agreement dated June 30, 2022; (vi) an aggregate of 18,606 shares of Common Stock and shares underlying options held by a member of our board of directors and a partner in Deerfield Management Company, L.P. (“Deerfield Management”), for the benefit and at the direction of Deerfield Management; and (vii) an aggregate of 11,044 shares of Common Stock and shares underlying options held by a member of our board of directors and a member of OrbiMed Advisors LLC (“OrbiMed Advisors”), for the benefit and at the direction of OrbiMed Advisors and its affiliates.

•	Registration Statement on Form S-3 (No. 333-268730), filed with the SEC on December 9, 2022 and declared effective on December 21, 2022, registering up to an aggregate offering amount of $15,000,000 of shares of Common Stock.

On January 21, 2025, the Company announced its intention to apply for the voluntary deregistration of its Common Stock from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC. In connection with the Company’s voluntary decision to deregister, the Company has terminated any and all offerings pursuant to its existing registration statements, including the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 21st day of January, 2025.

ACUTUS MEDICAL, INC.

By:	/s/ Takeo Mukai
Name: Takeo Mukai
Title: Chief Executive Officer & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Takeo Mukai his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.

Name	Title	Date

/s/ Takeo Mukai	Chief Executive Officer & Chief Financial Officer	January 21, 2025
Takeo Mukai	(Principle Executive Officer & Principal Financial and Accounting Officer)

/s/ Shaden Marzouk	Chair of the Board	January 21, 2025
Shaden Marzouk, M.D.

/s/ Andrew ElBardissi	Director	January 21, 2025
Andrew ElBardissi, M.D.

/s/ Jason Garland	Director	January 21, 2025
Jason Garland

/s/ David Bonita	Director	January 21, 2025
David Bonita, M.D.

/s/ Niamh Pellegrini	Director	January 21, 2025
Niamh Pellegrini

/s/ John Sheridan	Director	January 21, 2025
John Sheridan